FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Alecia Pulman, ICR: 203-682-8224, or
Liz Brady, ICR: 646-277-1226

Denny’s Corporation Appoints Gregg R. Dedrick to Board of Directors

Spartanburg, SC – July 15, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced that Gregg R. Dedrick has been appointed to its Board of Directors.  Mr. Dedrick has held senior executive positions at KFC, Yum Brands, Pepsi-Cola and Pizza Hut and brings nearly 30 years of experience in operations and organizational resource planning in franchised based restaurant systems.

Brenda J. Lauderback, chair of Denny’s Corporate Governance and Nominating Committee, stated, “We are very pleased to add Gregg to the Denny’s Board of Directors.  He brings significant restaurant industry experience, including leadership positions with several well respected restaurant brands.  In particular, his experience in concept development and execution, building performance based reward systems for management teams, and in developing organizational cultures that are focused on customer service will be of great benefit to Denny’s as we complete the Company’s transformation and aim for best-in-class execution at all levels of the business.  Gregg will bring valuable and fresh perspective to the Board and we look forward to his contribution.”

Mr. Dedrick, age 51, was a co-founder of Whole Strategies, an organizational consulting firm, in 2009.  Prior to that, he was President and Chief Concept Officer at KFC for five years where he led the development of the company’s grilled chicken product.  He previously served as EVP, People and Shared Services at Yum Brands; Chief People Officer at Yum Brands; and SVP Human Resources for Pizza Hut and KFC.

About Denny’s
Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,322 franchised and licensed units and 237 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

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